Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-169338 of Williams Partners L.P. on Form S-8 and Registration Statement Nos. 333-202282, 333-202284, and 333-213453 of Williams Partners L.P. on Form S-3 of our report dated February 22, 2017, relating to the financial statements of Gulfstream Natural Gas System, L.L.C. appearing in the Annual Report on Form 10-K of Williams Partners L.P. for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP
Houston, Texas
February 22, 2017